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On June 21, 2021, CĪON Investment Corporation (“CIC”) is scheduled to make available a webinar providing an overview of CIC’s financial condition and operations as well as certain preparations for the expected listing of CIC’s common stock on the New York Stock Exchange (the “Listing”) by using the following script and presentation. The webinar will be available at https://www.cioninvestments.com/resources/proxy-materials/. Except as may be required by federal securities laws, CIC undertakes no duty or obligation to update or revise the information contained in the script and presentation. The Listing is subject to market conditions and final approval by CIC’s board of directors. As a result, there can be no assurance that CIC will be able to complete the Listing.

CION Investment Corporation Overview & Listing Preparations

Date: Monday, June 21, 2021

Presenter: Mark Gatto

Slide 3: Executive Team & Today’s Presenter

-	Good morning and thank you for joining me today. My name is Mark Gatto, and I am the Co-Chairman and Co-Chief Executive Officer of CION Investment Corporation and Co-Founder of CION Investment Group. I am excited about the opportunity to talk to you and your clients today about CION Investment Corporation and our preparations for the listing of its shares on a national securities exchange. When I refer to CION going forward, please note that I am referring to CION Investment Corporation.
-	Before we begin, let me remind you that today’s presentation includes forward-looking statements, which are based on the belief and assumptions of management and information currently available as of June 21, 2021, and while we believe these to be true, actual results may vary from those set forth in this presentation.

Slide 4: CION Listing Details

-	Beginning the presentation on page 4, as you may be aware, CION’s Board of Directors approved the management team to begin preparing for a potential listing of CION’s shares of common stock on a national securities exchange within the next 6 to 12 months.
-	This contemplated listing event represents a significant milestone for CION and its shareholders, and among other benefits, offers the potential to greatly enhance the liquidity of your shares beyond the share repurchase program currently in place as a non-traded BDC.
-	With this significant milestone in mind, the management team has begun conversations with the New York Stock Exchange around a potential future listing event, including having reserved the ticker symbol ‘CION’.
-	Upon approval by shareholders of the proposals outlined in the Proxy Statement filed with the SEC on May 13, 2021, and subject to market conditions and final approval from the Board of Directors, we intend to list all shares of common stock, subject to staggered liquidity that I will discuss in more detail shortly.
-	Upon listing, and subject to approval by shareholders and as further outlined in the Proxy Statement, CION would amend its Advisory Agreement with CION Investment Management to reduce the Base Management Fee, and reduce the Hurdle and the Incentive Fee rates, bringing CION’s fee structure in-line with similar situated listed BDCs.
-	Further, as described in the Proxy Statement under listing charter amendment proposal #4, up to 1/3rd of shares held by all shareholders will be available for trading upon listing; up to 2/3rd of shares held by all shareholders will be available for trading starting 180 days after listing; and all shares will be available for trading starting 270 days after listing.

Slide 5: Table of Contents

-	As for today’s agenda on page 5, I will focus on five topics this morning.
-	First, I would like to give you an overview of CION and what differentiates our BDC.
-	Second, I would like to highlight the benefits to you and your clients of a potential listing event.
-	Third, I will spend a few minutes discussing how CION is positioned as a potential listed BDC, which is a key factor in determining the appropriateness of preparing for a potential listing.
-	Fourth, I will speak briefly about the listing preparation process and key next steps that we should all be focused on.
-	And, lastly, I will provide an overview of the market opportunity in U.S. direct lending, including CION’s competitive edge in operating in this sector, as well as a quick update on our recent investment activity.
-	One note at the outset, because CION remains in an active proxy solicitation period, we will be unable to conduct a formal Q&A session at the end of the presentation. However, I would like to direct you to www.proxyvote.com to carefully read the proxy materials, including the Proxy Statement, for important information related to all proposals to be considered by CION’s shareholders in anticipation of a listing.

Slide 6: CION Overview & Fund-to-Date Performance

-	Before discussing the benefits of a potential listing, I want to take a few minutes to remind you and your clients of the key investment highlights on slide six that differentiate CION as a top performing BDC:
o	From the commencement of operations in December 2012, CION has provided consistent and resilient credit performance, returning 71.27% through March 31, 2021.
o	CION has achieved this return with a high-quality portfolio of over 90% senior secured loans through rigorous underwriting and low exposure to cyclical industries.
o	CION’s differentiated approach to origination has resulted in over 2,500 transactions reviewed and over $6.5 billion of capital deployed, culminating in a highly diversified portfolio that is anchored by rigorous risk management.
o	CION has maintained conservative leverage amounts, with the potential for an increase in its leverage capacity assuming shareholder approval after listing.

Slide 7: Why a Direct Listing Makes Sense in Today’s Market

-	Turning to slide 7, I would like to provide you with a bit of context on why a potential listing is a good thing for you and your clients and why now is the right time for CION to pursue such a liquidity event.
-	First and foremost, consistent with prior guidance and disclosure, CION historically intended to seek to complete a liquidity event within three to five years after the end of its offering stage or earlier at the Board of Directors’ discretion. Prior to a potential listing, CION’s share repurchase program only provided shareholders with a limited opportunity for liquidity. A listing event would potentially establish a market for trading CION’s shares and consequently, provide shareholders with liquidity. While we hope all shareholders will choose to remain owners of their shares once listed, we understand the importance in providing shareholders with the flexibility to determine the future of their shares.
-	Second, a potential listing provides an opportunity to transition the fee structure under CION’s investment advisory agreement to a post-listing fee structure consistent with listed BDC peers, including a reduction in the base management fee from 2.00% to 1.50% and further to 1.00% upon certain events, a reduction in both the subordinated incentive fee rate and the incentive fee on capital gains rate from 20.0% to 17.5%, and a reduction in the hurdle rate related to the subordinated incentive fee from 7.5% per year to 6.5% per year. Please note that the Proxy Statement includes details on all proposed changes to the advisory agreement.
-	Third, having a listed stock provides CION with a significant amount of flexibility in how it elects to finance itself in the future, including improved access to secured, unsecured and convertible debt markets as well as the potential to complete follow-on offerings of common stock.
-	This potential financing flexibility allows the company to strategically deploy capital to its portfolio companies and ultimately enhance its shareholder return profile.
-	Fourth, having listed shares allows for further diversification and growth in CION’s shareholder base including potentially providing for institutional investor interest as well as benefiting from potential institutional research coverage.
-	And lastly, the public markets for BDC equity is currently supportive of valuations at or near net asset value per share. And specifically, listed BDCs that are focused on senior secured-loans, similar to CION’s investment strategy, are currently trading at a small premium to their respective net asset values. While it’s impossible to accurately predict where CION’s shares will trade as a listed BDC, we think CION is positively positioned relative to its listed BDC peers.
-	In summary, we firmly believe a potential listing is the correct course of action for CION and its shareholders in today’s market.

Slide 8: CION Compares Favorably Against Listed BDCs - Investor Considerations

-	Transitioning to how CION compares relative to current investor sentiment across the listed BDC sector on Slide 8, I would like to simply state that we believe CION is adequately prepared to be a listed BDC.
-	BDC investors seek BDCs with differentiated origination channels, high quality portfolios, requisite scale and liquidity, appropriate target leverage levels given a specific asset profile, consistent and fully covered dividends, and a fee structure that aligns incentives between shareholders and the investment manager.
-	We believe CION stacks up well against all of these investor considerations:
o	CION has access to proprietary, directly originated loans through CION Investment Management’s 18-person team, with 11 credit and direct lending professionals that have an extensive industry network.
o	CION also has a high-quality asset portfolio with 92% senior secured loans diversified across multiple industries with no material industry or portfolio company concentration.
o	CION’s $900MM-plus net asset value provides scale and liquidity to fund CION’s pipeline.

o	CION has diversified sources of financing, showing CION’s ability to secure committed leverage, including issuing unsecured notes and maintaining sizable credit facilities with institutional relationships.
o	Currently CION has $125mm of capacity under its credit facilities.
o	CION has a historical track record of strong dividend coverage.
o	CION will restructure fees upon listing, subject to shareholder approval, as follows:
▪	The base management fee will decline from 2.00% to 1.50% and decline further to 1.00% for any assets purchased with leverage over 1.0x
▪	Incentive fees will also decline, dropping from 20.0% to 17.5%, and the hurdle rate will change from 7.5% to 6.5% per year.

Slide 9: CION vs. Listed BDC Peers – A Deep Dive

-	Turning to CION’s positioning relative to select listed BDC peers. It is clear that CION maintains a strategic focus on senior secured loans to U.S. middle market companies with approximately 92% of its portfolio comprised of senior secured debt investments. As a listed BDC, we will maintain this focus as we continue to see attractive risk-adjusted investment opportunities at the top of the capital structure.
-	Additionally, as you can see on the second chart on this slide 9, CION maintains one of the lowest current leverage levels among listed BDC peers at 0.79x debt-to-equity. CION has a cushion relative to the regulatory limit of the 1940 Act and the requirements of the credit agreements with its lenders, and it is clear that as a listed BDC, CION will have the opportunity to optimize leverage in the future through seeking shareholder approval to reduce its asset coverage from 200% to 150%; however, shareholder approval and the ability to obtain additional debt financing is not guaranteed.

Slide 10: Attractive Relative Dividend Yield Upon Listing

-	Considering CION’s high-quality senior secured focused portfolio and one of the lowest leverage profiles among listed BDC peers, CION delivers attractive relative value returns for its shareholders.
-	CION’s trailing-12 month Net Investment Income yield as a percentage of its net assets is 8.6%, which compares favorably to distribution yields of CION’s listed BDC peers.
-	At listing, we believe CION will continue to offer a compelling distribution yield with the potential benefit of yield enhancement over time given the opportunity to seek approval as a listed BDC for a reduced 150% asset coverage ratio.

Slide 11: Potential Increased Leverage Capacity

-	As mentioned, CION has the potential to reduce its asset coverage ratio from 200% to 150% and consequently, increase its leverage capacity.
-	Subject to shareholder approval of a reduced 150% asset coverage ratio following a potential listing and obtaining additional debt financing on favorable terms or at all, CION anticipates unlocking more than $400mm in incremental borrowing capacity to support Investment Income growth.
-	Among the 16 listed, externally-managed BDCs with market capitalizations greater than $500mm, all 16 have obtained approval to reduce their asset coverage ratio from 200% to 150%, which results in an increase in the amount of leverage that can be borrowed from a ratio of 1 to 1 to a ratio of 2 to 1 when discussed in the context of debt-to-equity.
-	It is important to highlight that a potential post-listing increase in regulatory leverage to 2 to 1 debt-to-equity would be accompanied by (1) no change to CION’s senior secured portfolio orientation, (2) no change to our rigorous underwriting approach, (3) a potential reduction in risk on the basis of an increase in the cushion relative to the regulatory limit under the 1940 Act as compared to where CION operates as a non-traded BDC today, (4) a base management fee reduction to 1.00% on assets financed with leverage over 1.00x Debt / Equity, and most importantly (5) a potential to generate meaningful incremental investment income growth, enhancing shareholder returns and distribution yields over time.

Slide 12: Listing Preparation Process & Key Next Steps

-	With these considerations in mind, I would like to address the listing preparation process and key next steps that you and your clients should be aware of.
-	The first step in facilitating a potential listing was the process of issuing CION’s annual proxy materials to shareholders, which has been completed. As I’ve described, CION is seeking approval from its shareholders to, among other things, amend its charter and amend its investment advisory agreement in anticipation of a listing. If your clients have not yet voted their shares, we ask that you ensure they do so as soon as possible to minimize any potential delays and additional costs.

-	The Company has initiated discussions with the New York Stock Exchange around a listing application, and those conversations are ongoing.
-	CION’s annual shareholder meeting is scheduled to be held virtually on Thursday, July 8, 2021 at 5:00 pm Eastern Time. I encourage you to review the Notice of Annual Meeting of Shareholders and Proxy Statement for details on the business to be conducted at the meeting. If you will not vote at the meeting virtually, I encourage you to cast your vote as promptly as possible using one of the four easy and quick methods described in the Proxy Statement.
-	And lastly, upon shareholder approval of certain proposals at the annual meeting and subject to market conditions as well as final board approvals, we expect to execute final required steps so that the shares will begin to trade on a national securities exchange.

Slide 13: CION vs. Previously Non-Traded BDCs

-	With this listing process in mind, I want to spend a brief minute talking about how CION is differentiated from previously non-traded BDCs that have recently executed direct listings.
-	First, we have thoughtfully positioned CION since its founding in 2012 and right-sized CION to achieve success as a listed BDC with a focus on diversification, and 1st Lien senior secured and floating rate loans.
-	Compared to previously non-traded BDCs, CION is a smaller and more focused BDC that is positioned to make investments that are accretive to the portfolio. A higher percentage of CION’s portfolio is comprised of first lien, senior secured loans when compared to the portfolios of its BDC peers immediately prior to their listings.
-	Additionally, as you can see in the chart on slide 13, a lower percentage of CION’s portfolio is exposed to cyclical industries like Oil and Gas and we believe that CION is generally better positioned to benefit from a rising interest rate environment with a greater percentage of its portfolio invested in floating-rate loans.

Slide 14: U.S. Private Debt Market Growth Opportunity

-	Turning to slide 14 and the overall market opportunity for CION’s investment strategy, we maintain conviction in our positive outlook for U.S. middle-market direct lending.
-	As has been widely reported, the strong demand for middle market debt capital driven by private equity dry powder and specialized lending requirements continues to create favorable opportunities for investment by the BDC sector.
-	The bank underwriting model remains focused on syndicating versus holding investments, which we believe will contribute further to non-bank direct lenders, like CION, having favorable opportunities to provide a flexible, customized, and private solution for borrowers.
-	We expect these trends to persist and continue to support attractive investment opportunities for CION.

Slide 15: BDC Market Strength & Growth Trajectory

-	Drilling down on trends in the BDC market, there are reasons to believe that this sector will continue its strong growth trajectory.
o	Improving economic conditions, fueled by government stimulus and regional economic re-openings post-COVID-19, have resulted in stable-to-improved credit quality within BDC investment portfolios.
o	Further, access to debt is increasing (especially unsecured debt) and at historically low rates.
-	Therefore, BDC NAVs may trend stable-to-higher against the current macroeconomic backdrop, with market and economic conditions acting as a tailwind to BDCs.
-	Lastly, listed BDCs that are both scaled and maintain portfolios focused on senior secured loans, on average, currently trade at approximately a 3.0% premium to their respective net asset values.
-	Notably, this category of listed BDCs has fully recovered to pre-pandemic valuation levels from the declines experienced during the onset of the COVID-19 pandemic in late 2019 and early 2020.

Slide 16: CION’s Competitive Edge

-	Given our current outlook on the prospects for middle-market direct lending and the current tailwinds for the BDC industry, we believe CION has demonstrated a competitive edge to fully realize the benefits of these trends. Specifically,
o	CION’s eight years of consistent performance has resulted in a 71.27% total return since inception.

o	With $1.7 billion in assets, and a portfolio spread over twenty-two different industries, CION provides investors with scale and diversification.
o	This performance and diversification results from CION’s established origination platform, which has reviewed over 2,500 transactions and deployed over $6.5 billion of capital.
o	Further, CION’s underwriting focuses on quality first. 97% of current portfolio companies are backed by Private Equity firms or other institutional platforms. 92% of CION’s holdings are senior secured. From inception CION’s annualized loss rate is only 0.11%.

Slide 17: CION’s Track Record Managing 1st & 2nd Lien Loans

-	The next slide, number 17, has more detail about CION’s strong track record managing first and second lien loans. CION has total invested capital of $5.0 billion of first lien loans and $1.2 billion of second lien loans from inception through 3/31/2021.
-	Our conservative investment approach and rigorous underwriting standards are demonstrated by a cumulative annualized loss rate of only 0.12% for first lien loans and -0.01% for second lien loans.

Slide 18: Portfolio Highlights – Focused on Directly Originated Senior Debt

-	As you can see on this slide, CION’s investment portfolio is primarily focused on directly originated senior debt, with 92% of the portfolio comprised of senior secured debt investments as of 3/31/2021, with an average yield on debt investments of 9.0%.
-	And only 0.5% of CION’s portfolio investments at fair value are on non-accrual status.

Slide 19: CION’s Portfolio: Diverse with Minimal Exposure to Cyclical Industries

-	Turning to the portfolio highlights on slide 19, CION’s portfolio is diversified across 22 industries, with the top 10 investments representing approximately 22% of total portfolio value.
-	Furthermore, CION’s portfolio has a lower percentage allocated to select cyclical industries, such as Hotel, Gaming and Leisure, Oil and Gas, and Automotive, as compared to the LSTA Index.

Concluding Remarks

-	In conclusion, as you can tell we are very excited about this potential significant milestone for CION Investment Corporation. Thank you for informing your clients about the proxy materials and the importance of voting their shares at their earliest convenience.
-	In addition to obtaining shareholder approval for certain proposals described in the Proxy Statement, we still have some things to accomplish prior to the proposed listing, including, finalizing discussions and completing the listing application process with the NYSE.
-	On behalf of management and the Board of Directors of CION Investment Corporation, we thank you for joining us today and for your and your client’s continued support of the fund. We look forward to updating you in the future as our progress on the listing process evolves. Thanks again and have a great rest of your day.

CION Investment Corporation Overview & Listing Preparations

Disclosures 2 This presentation has been prepared by CĪON Investment Corporation (the “Company” or “CION”) and may be used for information purposes only . This presentation shall not constitute an offer to sell or the solicitation of any offer to buy any securities . Any such offering of securities will be made only by means of a registration statement (including a prospectus) filed with the U . S . Securities and Exchange Commission (the “SEC”), and only after such registration statement has become effective . No such registration statement has been filed or become effective as of the date of this presentation . The information contained herein remains subject to further updating, revision, and amendment without notice . It should not be relied upon as the basis for making any investment decision, entering into any transaction or for any other purpose . This information is not, and under no circumstances is to be construed as, a prospectus or an offering memorandum as defined under applicable securities legislation . The information contained herein does not set forth all of the terms, conditions and risks of the Company . An investment in the Company is speculative and involves a high degree of risk, which may not be suitable for all investors . Risks and limitations include, but are not limited to, the following : investment instruments may be susceptible to economic downturns ; most of the underlying credit instruments are rated (or would be rated, if rated) below investment grade and considered speculative ; Company’s business and operations may be impacted by fluctuations in the capital markets ; the Company has limited liquidity and there is no guarantee that shareholders will be able to liquidate their investment in the Company to the extent desired or at all . The Company, its investment adviser and their respective subsidiaries and affiliates and their respective employees, officers and agents make no representations as to the completeness and accuracy of any information contained within this written material . As such, they are not responsible for errors and/or omissions with respect to the information contained herein except and as required by law . In considering investment performance information contained in this presentation, bear in mind that past performance is not necessarily indicative of future results and there can be no assurance that the Company will achieve comparable results . Actual realized value of currently unrealized investments will depend on, among other factors, future operating results, the value of the assets and market conditions at the time of disposition, any related transaction costs and the timing and manner of sale, all of which may differ from the assumptions and circumstances on which the current unrealized valuations are based . Accordingly, the actual realized values of unrealized investments may differ materially from the values indicated herein . Certain information contained in this presentation has been obtained from published and non - published sources and/or prepared by third parties and in certain cases has not been updated through the date hereof . Such information has not been independently verified by the Company and the Company does not assume responsibility for the accuracy of such information (or updating the presentation based on facts learned following its issuance) . Forward - Looking Statements This presentation may contain “forward - looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 . Statements other than statements of historical facts included in this presentation may constitute forward - looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties . Actual results may differ materially from those in the forward - looking statements as a result of a number of factors, including those described from time to time in filings with the SEC . The Company undertakes no duty to update any forward - looking statement made herein . All forward - looking statements speak only as of the date of this presentation .

• 17 years of investing experience • Co - Founder, CION Investment Group, LLC • Co - CEO, CION Investment Corp. • Co - CEO, CION Ares Diversified Credit Fund Mark Gatto Co - Chief Executive Officer • Attorney, private practice in NJ • B.A., Montclair State University; J.D. and M.B.A, Seton Hall University • 17 years of investing experience • Co - Founder, CION Investment Group, LLC • Co - CEO, CION Investment Corp. • Co - CEO, CION Ares Diversified Credit Fund Michael A. Reisner Co - Chief Executive Officer • Attorney, private practice in NY • B.A., University of Vermont; J.D., cum laude, New York Law School • 25 years of investing experience • President and CIO, CION Investment Corp. • Prior Managing Director, Plainfield Asset Management, Wasserstein Perella, BT Alex Brown, and Deutsche Bank • B.S., magna cum laude, Rensselaer Polytechnic Institute; M.B.A, Columbia University • Chartered Financial Analyst® Gregg Bresner President & Chief Investment Officer • 25 years of corp. finance experience • Managing Director and CFO, CION Investment Corp. • E&Y LLP, SMART Business Advisory and Consulting, LLP, Voxx International Corp. • B.S., Binghamton University • Certified Public Accountant; FINRA Licensed Series 27 FinOp • Member of American Institute of Certified Public Accountants (AICPA) • NYS Society of CPAs (NYSSCPA) Keith Franz Chief Financial Officer and Treasurer Stephen Roman Chief Compliance Officer • 15 years of experience • Chief Compliance Officer & Counsel • Prior Attorney, Private Practice NY • Analyst, Forex Capital Markets • B.A., New York University; J.D., Northwestern University School of Law • Chartered Financial Analyst® Indicates today’s presenter Executive Team & Today’s Presenter 3

Following receipt of approval for the proposals described in the Proxy Statement, subject to market conditions and final Board of Directors approvals Anticipated Timing 1.50% management fee on average gross assets, 1.00% on average gross assets will apply to any amount of assets attributable to leverage decreasing the Company’s asset coverage ratio below 200% 17.5% incentive fee on income; subject to 6.5% hurdle 17.5% incentive fee on capital gains; net of all unrealized and realized losses Fee Structure upon Listing 1 $8.06 2 Net Asset Value per Share NYSE: CION Exchange / Ticker CION Listing Details CION Investment Corporation (“CION”) Company Name Shares Outstanding 113,299,836 2 ; all shares will be listed Post - Listing Transferability A shareholder can transfer: • up to one - third of the shares held by such shareholder commencing on the Listing; • up to two - thirds of the shares held by such shareholder commencing 180 days following the Listing; and • all of the shares held by such shareholder commencing 270 days following the Listing (1) With fee amendments, following shareholder and board approval and a listing event. (2) As of March 31, 2021. 4

Table of Contents • CION Overview & Fund - to - Date Performance • Why a Direct Listing Makes Sense in Today’s Market • Why CION is Positioned for Success as a Listed BDC • Listing Process Overview • CION vs. Previously Non - Traded BDCs • Market Opportunity & BDC Sector Conditions • CION’s Competitive Edge • Portfolio Highlights 5

CION Overview & Fund-to-Date Performance

Consistent and resilient credit performance	• CION commenced operations in December 2012 and has since grown to $1.7 billion in assets, providing a cumulative total return of 71.27% from inception through March 31, 2021[1] • An experienced management team, with more than 100 years of total financial market experience • CION benefits from an 18-person team at CION Investment Group, with 11 investment professionals focused on origination and rigorous underwriting
High-quality portfolio focused on senior secured loans	• Focus on direct or club first lien investments at the top of the borrowers' capital stack • 92% senior secured loans and 97% of portfolio companies with PE sponsorship • Minimum exposure to cyclical industries, with a cumulative annualized loss rate of only 0.11%[2]
Differentiated approach to origination & investment pipeline	• Rigorous in-house underwriting is an effective "filter" for top-quality origination • Top-tier institutional relationships, including PE firms, asset managers and investment banks • 2,500+ transactions reviewed since inception, providing deep experience in a range of industries • $6.5bn of capital deployed
Deal sourcing culture anchored to rigorous risk management	• Focused on constructing a highly diversified portfolio: 122 portfolio companies across 22 industries • Highly granular portfolio: no individual investment >2.7% of portfolio • Closed on only 5% of loans reviewed • Risk management is core to CION's investment philosophy
Conservative leverage, with potential meaningful increase	• With leverage of 0.79x, among the lowest in the sector, CION has generated a 8.6% NII return on equity[3] • Attractive return on NAV at current < 1x debt-to-equity levels and predominantly first lien portfolio • More than $400mm of incremental leverage capacity if 150% asset coverage were approved by shareholders[4]

Source: Company filings.
Note: All financial data as of March 31, 2021.
(1) For initial shareholders who subscribed to the offering in December 2012 with an initial investment of $10,000 and an initial purchase price equal to $9.00 per share (public offering price excluding sales load).
(2) The cumulative annualized loss rate as of March 31, 2021 is calculated as the aggregate investment cost at write off less (i) any economic benefit realized (interest and fees) and (ii) any economic recovery over total invested Capital.
(3) Calculated as of March 31, 2021 using TTM NII to average net assets. (4) If CION's leverage does increase, shareholders would bear the burden of any increase in CION's expenses as a result of such additional leverage, including interest expense, and any increase in the advisory fees payable to CIM. In addition, if the value of CION's assets decreases, increased leverage would cause net asset value and net investment income to decline more rapidly and to a greater extent than they otherwise would have had CION not incurred increased leverage, which would negatively affect CION's ability to pay distributions to shareholders.

CION INVESTMENTS

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Why a Direct Listing Makes Sense in Today’s Market A direct listing of CION provides compelling benefits to existing shareholders 7 • Listing on NYSE provides for immediately enhanced liquidity and path to full liquidity for shareholders 1 Shareholder Liquidity & Optionality 1 • Ability to diversify and grow shareholder base with institutional investors and benefit from institutional research coverage • Investment by institutional investors would likely drive increased overall trading liquidity and greater share price stability Shareholder Base Development 4 • Greater availability and ready access to capital to make attractive new investments in portfolio companies • Opportunity to enhance long - term dividend yield and return on equity Strategically Deploy Capital 3 • Reduction in management fee upon listing from 2.00% to 1.50%, and further reduce the fee to 1.00% for any assets financed with leverage over 1.0x if and when utilized • Reduction in incentive fee to 17.5% and reduction in income hurdle to 6.5% of NAV • Listed company fee structure will be in - line with BDC market peers Fee Structure Amendment 2 • Scaled, senior - loan focused BDCs currently trading near or at a premium to net asset value per share Conducive BDC Markets & Equity Capital Markets Backdrop 5 (1) Obtaining full liquidity for all shares is subject to a staggered lock - up on transfer and ultimately the development of a functi oning secondary market for the shares.

CION Compares Favorably Against Listed BDCs — Investor Considerations

KEY INVESTOR CONSIDERATIONS	CURRENT INVESTOR SENTIMENT		CION INVESTMENT CORPORATION
Differentiated Origination Channel	• Focus on sourcing capabilities and credit expertise • Multiple sourcing channels	✓	• Proprietary directly originated loans • 18 person team at CION Investment Group, with 11 experienced credit and direct lending professionals • Best in-class back-office and operation infrastructure with an affiliation to a manager with 30+ years of private investment expertise
High Quality Asset Portfolio	• Focus on senior secured assets given current credit cycle • Diversified portfolio mix, defensive growth orientation	✓	• 92% senior secured loans • Diversified across multiple industries with no material industry or portfolio company concentration
Scale / Liquidity	• > $500mm market capitalization • Ample liquidity to fund pipeline • Ability to access equity markets accretively	✓	• $900mm+ net asset value • Diversified sources of financing including unsecured notes
Committed Leverage	• 0.90x – 1.25x run-rate leverage (debt / equity), depending on asset profile • Focus on diversified funding profile • Access to attractive facility terms	✓	• Sizeable credit facilities with institutional relationships • Low current leverage • $125mm of capacity in credit facilities
Dividend Coverage	• Consistent 100% dividend coverage (NII / dividend)	✓	• Historical track record of strong dividend coverage
Fee Structure	• Management fee: 1.25% - 1.50% • Incentive fee: 17.5% - 20.0% • Hurdle Rate: 6.0% - 8.0% • Incentive fee cap	✓	• Base management fee: Declining from 2.00% to 1.50% and declining further to 1.00% for any assets purchased with leverage over 1.0x[1] • Incentive fee declining from 20.0% to 17.5% with a lowered hurdle of 6.5%[1]

Source: Company filings, SNL Financial.
Note: Financial data as of March 31, 2021.
(1) With fee amendments, following shareholder and board approval and a listing event.

CION INVESTMENTS 8

CION vs. Listed BDC Peers – A Deep Dive 9 CION maintains a clear strategic focus on senior secured loans to U.S. middle market companies with one of the lowest current leverage levels among Listed BDC peers 1 SENIOR SECURED DEBT MIX (% OF TOTAL PORTFOLIO, FAIR VALUE) 2 TOTAL LEVERAGE (DEBT / EQUITY) Source: Company Filings, FactSet, SNL Financial. Note: Financial data as of March 31, 2021. (1) Listed BDC peers consist of all publicly traded and externally - managed BDCs with $500mm or greater market capitalization. (2) Senior Secured Debt Portfolio includes the following classifications: Senior Secured Loans, First Lien, One - Stop/Unitranche, Sec ond Lien, First Lien Last Out, Other Senior Secured, and Senior Loan Fund/JV. 0.58x 0.79x 0.80x 0.82x 0.83x 0.85x 0.87x 0.90x 0.96x 0.98x 1.04x 1.06x 1.11x 1.25x 1.26x 1.35x 1.39x 1.41x BDC 15 BDC 13 BDC 17 BDC 1 BDC 7 BDC 9 BDC 3 BDC 4 BDC 2 BDC 10 BDC 11 BDC 16 BDC 8 BDC 5 BDC 12 BDC 14 BDC 6 97.4% 96.8% 95.1% 93.9% 91.9% 89.3% 88.2% 87.8% 87.3% 86.5% 82.9% 79.3% 77.3% 75.8% 75.3% 67.0% 63.5% 53.3% BDC 1 BDC 2 BDC 3 BDC 4 BDC 5 BDC 6 BDC 7 BDC 8 BDC 9 BDC 10 BDC 11 BDC 12 BDC 13 BDC 14 BDC 15 BDC 16 BDC 17

11.3% 10.0% 9.3% 9.2% 9.2% 8.8% 8.7% 8.6% 8.4% 8.2% 8.1% 8.1% 8.1% 8.0% 7.8% 7.7% 7.3% 7.2% 8.5 % BDC 2 BDC 3 BDC 14 BDC 16 BDC 11 BDC 5 BDC 13 BDC 4 BDC 10 BDC 8 BDC 7 BDC 17 BDC 6 BDC 1 BDC 15 BDC 9 BDC 12 Attractive Relative Dividend Yield Upon Listing Even with leverage lower than nearly all listed BDC peers, CION’s distribution yield matches the average of listed BDC peers. CION is positioned to provide an attractive dividend yield (% of NAV) upon listing with embedded capacity to improve dividend yield Source: Company Filings, FactSet, SNL Financial. (1) Listed BDC peers consist of all publicly traded and externally - managed BDCs with $500mm or greater market capitalization. (2) BDC peer dividend yields reflect most recent announced quarterly dividend (excl. special dividends) annualized as a percentag e o f March 31, 2021 NAV. (3) Calculated as of March 31, 2021 using trailing 12 - months net investment income to average net assets. Dividend yield subject to risk and readers should not assume that long - term dividend policy will be 100% of net investment income. 10 Listed BDC peer average dividend yield 1,2 (% of NAV ex. CION) 3 At only 0.79x CION’s leverage is below the average listed BDC peers’ leverage of 1.03x 1

Potential Increased Leverage Capacity

Following a listing, CION intends to seek shareholder approval to reduce its asset coverage ratio from 200% to 150%. Neither shareholder approval nor the ability to obtain additional financing on attractive terms are guaranteed and CION's leverage may not increase from current levels even if shareholder approval is obtained[1]

16 of 16 externally-managed listed BDCs with greater than $500mm of market capitalization have approval for 150% asset coverage

If approved, CION would unlock more than $400mm in incremental borrowing capacity to support investment income growth



Illustrative Investment Portfolio at Fair Value
($mm)
$1,622
$188
$1,810
$228
$2,038
Current
Debt-to-Equity
(0.79x)
1.00x
Debt-to-Equity
Senior Secured
Peer BDC
Target
Debt-to-Equity
(1.25x)
Current maximum
regulatory leverage
Listed Senior Secured
BDC peers target
leverage levels[2]
Total Leverage (Debt / Equity)

Key Benefits of Reduced Asset Coverage Requirement

- Incremental increase in current leverage to a target leverage range more aligned with listed BDC peers
- Senior secured portfolio orientation **remains unchanged**
- Rigorous underwriting approach **remains unchanged**
- Operate with increased cushion relative to the regulatory limit, **reducing risk**
- Management Fee reduced to 1.00% on assets financed with leverage over 1.00x Debt / Equity
- Potential to generate **meaningful incremental investment income growth**, enhancing returns for shareholders

CION INVESTMENTS

Source: Company filings, select BDC earnings call transcripts/earnings releases.

Note: Financial data as of March 31, 2021. Incremental leverage capacity calculations subject to shareholder and/or Board of Directors approval of the application of minimum asset coverage ratio of 150%, as set forth in Section 61(a)(2) of the 1940 Act, as amended by the Small Business Credit Availability Act. Future outcomes may vary and there is no certainty related to achieving shareholder approval of lower asset coverage ratio of 150%.

(1) If CION's leverage does increase, shareholders would bear the burden of any increase in CION's expenses as a result of such additional leverage, including interest expense, and any increase in the advisory fees payable to CIM. In addition, if the value of CION's assets decreases, increased leverage would cause net asset value and net investment income to decline more rapidly and to a greater extent than they otherwise would have had CION not incurred increased leverage, which would negatively affect CION's ability to pay distributions to shareholders.

(2) Represents upper end of median target leverage ranges for externally managed BDCs with greater than $500mm of market capitalization and also disclose such targets.

11

Definitive Proxy Statement (May 13, 2021) Proxy Solicitation Process Commenced Annual Shareholder Meeting (July 8, 2021) 1 Communicate Benefits of Listing and Secure Vote CION Listing and Trading Begins Listing Process Preparation Listing Preparation Process & Key Next Steps Note: Future outcomes may vary and Listing subject to Board and shareholder approval and market conditions (1) Subject to adjournment in order for CION to solicit additional voting. 12

CION vs. Previously Non - Traded BDCs Assets Under Management First Lien Senior Secured Floating Rate Energy (Oil or Gas) CION Investment Corporation $1.7B 81.8% 91.9% 85.1% 2.69% FS KKR Capital Corp. II (NYSE: FSKR) Listing Date: 6/17/20 $8.1B 68.5% 79.8% 71.5% 1 2.84% Corporate Capital Trust (NYSE: CCT) Listing Date: 11/14/17 $4.4B 38.7% 67.3% 70.2% 2.11% FS Investment Corporation (NYSE: FSIC) Listing Date: 4/16/14 $4.5B 50.3% 87.5% 71.3% 10.07% CION Investment Management has thoughtfully positioned and right - sized CION to achieve success as a listed company with a focus on diversification, first lien senior secured and floating rate loans 13 Source: Company Filings. Note: CION financial data as of March 31, 2021. Previously non - traded BDC data as of quarter end prior to each listing event. Po rtfolio mix data expressed as a percentage of fair value. (1) Excludes investments on non - accrual status.

U.S. Private Debt Market Growth Opportunity 14 Source: Preqin, S&P LCD. (1) Includes North American focused Private Equity and Direct Lending funds. Trends in U.S. middle - market direct lending, including the strong demand for debt capital driven by private equity dry powder and specialized lending requirements, are expected to continue to create favorable opportunities for CION Private Equity Buyout and Direct Lending Dry Powder 1 ( 2013 – Q3 2020 ) Primary Leveraged Loan Market Participants ( 1994 – Q3 2020 ) $ in Billions 226 .8 239 .1 280 .3 295 .7 360 .9 408 .7 449 .4 506 .4 37 .9 28 .6 25 .4 29 .4 46 .2 54 .8 50 .0 69 .5 $ 5 5 0 $ 5 0 0 $ 4 5 0 $ 4 0 0 $ 3 5 0 $ 3 0 0 $ 2 5 0 $ 2 0 0 $ 1 5 0 $ 1 0 0 $ 5 0 $0 PE Buyout Dry Powder Direct Lending Dry Powder 0% 1 0% 2 0% 3 0% 4 0% 5 0% 6 0% 7 0% 8 0% 9 0% 1 0 0% % of Leveraged Loan Market Banks & Securities Firms Non - Bank Investors BANKS RELUCTANT TO PARTICIPATE IN LEVERAGED LOAN MARKET SIGNIFICANT PRIVATE EQUITY DRY POWDER

Source: Company Filings, FactSet, Raymond James, SNL Financial. Note: Market data as of June 3, 2021. Financial data as of March 31, 2021. (1) Scaled, Senior Secured Lending Peers include all externally - managed BDCs with greater than $500mm of market capitalization and 7 5%+ of total portfolio is comprised of senior secured loans (AINV, ARCC, BBDC, BCSF, CCAP, CGBD, FSKR, GBDC, GSBD, NMFC, OCSL, ORCC, TCPC, and TSLX). BDC Market Strength & Growth Trajectory BDC market continues to experience positive momentum • Improving economic conditions fueled by government stimulus and regional economies re - opening have translated into stable - to - improving credit quality within BDC investment portfolios • Access to debt is increasing (especially unsecured debt) at historically low rates . Roughly $ 7 billion of unsecured notes have been issued in the BDC space in 2021 with offering sizes ranging from small (< $ 100 million) to large ( $ 1 billion) • The average P/NAV for scaled, senior secured lending BDCs has climbed from 0 . 89 x at the end of 2020 to 1 . 03 x as of June 3 , 2021 , which marks a recovery to the pre - COVID average P/NAV valuation NAVs trending stable - to - higher • Debt costs are falling, allowing BDCs to expand their return on equity • Dividends are more manageable, having been right sized during recent market disruptions • Improved economic conditions powered by government stimulus BDC Outperformance vs. S&P 500 15 1.03x 0.30 0.50 0.70 0.90 1.10 Jun-18 Dec-18 Jun-19 Dec-19 Jun-20 Dec-20 Jun-21 Scaled, Senior Secured Lending Peers Scaled, Senior Secured - Focused BDCs Trading Levels 1 Price - to - Net Asset Value 61.2% 54.3% 34.3% 80% 100% 120% 140% 160% Jun-20 Aug-20 Oct-20 Dec-20 Feb-21 Apr-21 Jun-21 RJ BDC Index (Equal Weight) RJ BDC Index (Mkt Cap Weight) S&P 500 Total Return

LONG - TERM TRACK RECORD 8+ years of producing consistent risk - adjusted returns for our investors, while mitigating down - side risk through volatile markets • 71.27% CUMULATIVE PERFORMANCE SINCE INCEPTION ON NET CAPITAL RAISED 1 ESTABLISHED ORIGINATION PLATFORM Extensive origination platform with key institutional partners enabling us to construct investment portfolios that can withstand market shocks • 2,500+ TRANSACTIONS • $6.5B OF CAPITAL DEPLOYED QUALITY FIRST We target a broad scope of investment opportunities in various industries, but generally focus on senior secured loans and avoid cyclical industries • 97% OF PORTFOLIO CONSISTS OF COMPANIES BACKED BY PE FIRMS AND OTHER INSTITUTIONAL PLATFORMS • 92% SENIOR SECURED • 0.11% CUMULATIVE ANNUALIZED LOSS RATE 2 SCALE & DIVERSIFICATION Experienced and nimble investment team with a unique approach that combines impactful investment scale with a high level of industry and company diversification • $1.7B OF ASSETS UNDER MANAGEMENT • DIVERSIFIED ACROSS 22 INDUSTRIES 16 CION’s Competitive Edge Note: All portfolio data, characteristics, and information as of March 31, 2021. Portfolio mix data expressed as a percentage of fair value. (1) Total Return figures exclude sales load. (2) Cumulative annualized loss rate calculated as the aggregate investment cost at write - off less (i) any economic benefit realized (interest and fees) and (ii) any economic recovery over total Invested Capital.

Cumulative Annualized Loss Rate: 0.12% 3 Total Number of Investments: 720 2 Total Invested Capital: $5.0B 1 First Lien Total Number of Investments: 144 2 Cumulative Annualized Loss Rate: - 0.01% 3 Total Invested Capital: $1.2B 1 Second Lien 17 CION’s Track Record Managing First & Second Lien Loans (1) Invested capital represents the cost of all senior debt investments (either first lien or second lien and equity) from Decemb er 17, 2012 through March 31, 2021 net of any original issue discount (OID). With respect to revolver and delayed draw term loan investments, the invested capital amount includes the maximum commitment amount to be funded. (2) Specific to unique investment purchases, which exclude incremental purchases such as add - on investments and incremental term loa ns to existing portfolio companies. (3) Cumulative annualized loss rate calculated as the aggregate investment cost at write - off less (i) any economic benefit realized (interest and fees) and (ii) any economic recovery over total Invested Capital.

81.8% 10.1% 6.8% 0.9% 0.4% CION PORTFOLIO BREAKDOWN (% of Fair Value) Senior Secured First Lien Debt: 81.8% Senior Secured Second Lien Debt: 10.1% Equity: 6.8% Collateralized Securities & Structured Products: Equity: 0.9% Unsecured Debt: 0.4% 122 Portfolio Companies 92% Senior Secured Debt Investments 85.1% Total Floating Rate Debt Investments 9.0% Average Yield on Debt Investments 1 0.5% Investments on Non - Accrual Based on FV 18 Portfolio Highlights – Focused on Directly Originated Senior Debt Source: Company Filings. Note: Financial data as of March 31, 2021. (1) Yield on cost on all income producing debt investments in the portfolio. 92% Senior Secured Debt Investments

CION's Portfolio: Diverse with Minimal Exposure to Cyclical Industries

CION's portfolio maintains a consistent focus on industries with non-cyclical business models, historically cyclical industries are meaningfully underweighted relative to leveraged lending indices

CION INDUSTRY BREAKDOWN (% of Fair Value)[1]



All Others – 12.7%
Healthcare & Pharmaceuticals – 18.7%
Aerospace & Defense - 2.4%
Energy: Oil & Gas - 2.7%
Telecommunications - 3.0%
Banking, Finance, Insurance & Real Estate - 3.3%
Capital Equipment - 4.3%
High Tech Industries - 4.7%
Beverage, Food & Tobacco - 5.4%
Services: Consumer – 6.4%
Media: Advertising, Printing & Publishing - 7.1%
Media: Diversified & Production - 7.4%
Chemicals, Plastic & Rubber – 8.1%
Services: Business – 13.8%
Portfolio diversified across 22 industries, with the top 10 investments representing ~22% of total portfolio value

CION VS. LSTA INDEX: EXPOSURE TO SELECT HISTORICALLY CYCLICAL INDUSTRIES



Hotel, Gaming & Leisure
2.3%
CION (2)
7.3%
Leveraged Loans (3)
Oil & Gas
2.3%
CION (2)
2.8%
Leveraged Loans (3)
Automotive
0.0%
CION (2)
3.1%
Leveraged Loans (3)

Source: Company Filings.
(1) Financial data as of March 31, 2021. Excludes short term investments. (2) Expressed as a percentage of portfolio at par value as of March 31, 2021, excluding equity, collateralized securities, and short-term investments.
(3) Source: SPLSTA Leveraged Loan Index Factsheet – March 31, 2021. All data as of March 31, 2021. Hotel and Gaming comprised of "Hotels/motels/inns and casinos", and "Leisure" industries per SPLSTA Factsheet. Oil & Gas comprised of the "Oil & Gas" industry per SPLSTA Factsheet. Automotive comprised of the "Automotive" industry per SPLSTA Factsheet.

CION INVESTMENTS
19